EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation	Name Under Which Subsidiary Is Doing Business
Condev Nevada, Inc.	Nevada	Condev Nevada, Inc. and Dillard’s
Dillard Store Services, Inc.	Arizona	Dillard Store Services, Inc. and Dillard’s
Construction Developers, Inc.	Arkansas	Construction Developers, Inc. and Dillard’s
Dillard International, Inc.	Nevada	Dillard International, Inc. and Dillard’s
Dillard Investment Co., Inc.	Delaware	Dillard Investment Co., Inc.
Dillard’s Dollars, Inc.	Arkansas	Dillard’s Dollars, Inc. and Dillard’s
Dillard’s Wyoming, Inc.	Wyoming	Dillard’s
The Higbee Company	Delaware	The Higbee Company and Dillard’s
J. B. Ivey & Company	North Carolina	Dillard’s
Gayfer’s Montgomery Fair Co.	Delaware	Gayfer’s Montgomery Fair Co. and Dillard’s
Mercantile Operations, Inc.	Delaware	Mercantile Operations, Inc.
U. S. Alpha, Inc.	Nevada	U. S. Alpha, Inc. and Dillard’s
Dillard Texas Operating Limited Partnership	Texas	Dillard Texas Operating Limited Partnership and Dillard’s
Dillard Tennessee Operating Limited Partnership	Tennessee	Dillard Tennessee Operating Limited Partnership and Dillard’s